UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2007

TORRENT ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-19949	84-1153522
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

One SW Columbia Street, Suite 640 Portland, Oregon 97258 (Address of principal executive offices)
(503) 224-0072
(Registrant's telephone number, including area code)

No Change (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 15, 2008, Torrent Energy Corporation (the "Company") amended and restated its engagement letter (the "Amended Engagement Letter") with Gordian Group, LLC ("Gordian") to replace the engagement letter entered into by the Company and Gordian on February 10, 2008.  Under the Amended Engagement Letter, as compensation for the services provided by Gordian under the Amended Engagement Letter, the Company shall, upon the completion of any financial transaction pay to Gordian a transaction fee in the amount of:  (i) five percent (5%) of the aggregate consideration received by the Company, or three percent (3%) in the case of consideration received from YA Global Investments, L.P., in connection with the completion of a financial transaction other than a reorganization or excluded transaction; or (ii) in the case of a reorganization, five percent (5%) of the greater of the aggregate consideration received by the Company in connection with the reorganization or the enterprise value of the Company upon completion of the reorganization.  In addition to the transaction fee to be paid upon the completion of a financial transaction, the Company agreed to issue 1,250,000 shares of common stock of the Company to Gordian upon execution of the Amended Engagement Letter.  The shares will vest in three equal installments on each of March 9, 2008, April 9, 2008 and May 9, 2008 and will become fully vested immediately prior to the completion of a financial transaction.  Unvested shares are subject to vesting or forfeiture upon termination of the Amended Engagement Letter, depending on the circumstances of the termination.

The shares of Common Stock of the Company will be issued to Gordian pursuant to the Amended Engagement Letter in a private placement exempt from registration under the Securities Act of 1933 (the "Securities Act") by virtue of Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 3.02.  Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 above is incorporated herein by reference with respect to the issuance of shares of Common Stock of the Company to Gordian pursuant to the Amended Engagement Letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORRENT ENERGY CORPORATION

Date: February 22, 2008	By:	/s/ Peter J. Craven
Peter J. Craven
Chief Financial Officer